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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220346

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Limited Partnership Units	7,670,500	$30.00	$230,115,000	$26,670.33(1)

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 5, 2017

Brookfield Business Partners L.P.
$200,100,000
6,670,000 Limited Partnership Units

This offering (this "Offering") of limited partnership units (the "Units") of Brookfield Business Partners L.P. (our "company" and collectively with its subsidiary entities and operating entities "Brookfield Business") under this prospectus supplement (this "Prospectus Supplement") consists of 6,670,000 Units (collectively, with the Units issuable upon exercise of the Over-Allotment Option (as defined below), the "Offered Units") at a price of $30.00 per Offered Unit (the "Offering Price"). The first distribution in which the purchasers of Offered Units will be eligible to participate, if they continue to own the Offered Units, will be the distribution payable during the fourth quarter of 2017, as and when declared by our company's general partner (our "General Partner").

Concurrent with the closing of this Offering, Brookfield Asset Management Inc. and its related entities (other than Brookfield Business, collectively, "Brookfield") will purchase, pursuant to an exemption from the Canadian prospectus requirements and U.S. registration requirements, 6,945,000 redemption-exchange units ("Redemption-Exchange Units") of Brookfield Business L.P. (the "Holding LP") at $28.80 per Redemption-Exchange Unit, representing the Offering Price per Unit net of underwriting commissions payable by our company for aggregate proceeds to Brookfield Business of approximately $200,016,000 (the "Brookfield Private Placement"). Brookfield Business has also entered into a subscription agreement with OMERS Public Investments Holdings Inc. ("OMERS"), pursuant to which OMERS has agreed to purchase, pursuant to an exemption from the Canadian prospectus requirements and U.S. registration requirements, 6,670,000 Units at the Offering Price for aggregate proceeds to Brookfield Business of approximately $200,100,000 (the "OMERS Private Placement", and together with the Brookfield Private Placement, the "Concurrent Private Placements"). Neither this Prospectus Supplement nor the accompanying short form base shelf prospectus of our company dated December 6, 2016 (the "Prospectus") qualifies the distribution or registration of securities to be issued pursuant to the Concurrent Private Placements. See "Concurrent Private Placements".

Our Units are listed for trading under the symbol "BBU.UN" on the Toronto Stock Exchange (the "TSX") and "BBU" on the New York Stock Exchange (the "NYSE"). On September 18, 2017, before the public announcement of this Offering, the closing sale prices of the Units on the TSX and the NYSE were C$38.18 and US$31.00, respectively.

Our company's head and registered office is located at 73 Front Street, 5th Floor, Hamilton, HM 12, Bermuda and the telephone number is +1.441.294.3309.

Investing in the Units involves risks. See "Risk Factors" beginning on page S-4 of this Prospectus Supplement, beginning on page 1 of the accompanying prospectus of our company dated September 5, 2017 (the "Prospectus"), the risk factors included in our most recent annual report on Form 20-F for the fiscal year ended December 31, 2016 dated March 10, 2017 (our "Annual Report"), and in other documents incorporated by reference in this Prospectus Supplement.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriters' Fee(1)	Net Proceeds to our company(2)
Per Offered Unit	$30.00	$1.20	$28.80
Total(3)	$200,100,000	$8,004,000	$192,096,000
(1)
The Underwriters' fee is equal to 4.00% of the gross proceeds of this Offering. See "Underwriting".

(2)
Before deduction of our company's expenses of this Offering, estimated at $900,000, which, together with the Underwriters' fee, will be paid from the proceeds of this Offering.

(3)
Our company has granted to the Underwriters the right (the "Over-Allotment Option"), exercisable until the date which is 30 days following the closing of this Offering, to purchase from us on the same terms up to 1,000,500 Units (the "Additional Units"), being a number equal to 15% of the number of Offered Units sold in this Offering. If the Over-Allotment Option is exercised in full, the total price to the public will be $230,115,000, the Underwriters' fee will be $9,204,600 and the net proceeds to our company will be $220,910,400. This Prospectus Supplement also qualifies the grant of the Over-Allotment Option and the distribution of the Additional Units issuable upon the exercise of the Over-Allotment Option. A purchaser who acquires Offered Units forming part of the Underwriters' over-allotment position acquires those Offered Units under this Prospectus Supplement, regardless of whether the over-allotment position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

The Underwriters (as defined below) expect to deliver the Offered Units on or about September 26, 2017 through the book-entry facilities of CDS Clearing and Depository Services Inc.

Joint Book-Running Managers

Citigroup	TD Securities	CIBC Capital Markets	Morgan Stanley	RBC Capital Markets

The date of this Prospectus Supplement is September 20, 2017

        Capitalized terms which are used but not otherwise defined in this Prospectus Supplement shall have the meaning ascribed thereto in the accompanying Prospectus. This document is in two parts. The first part is this Prospectus Supplement, which describes the specific terms of this Offering. The second part is the accompanying Prospectus, which gives more general information, some of which may not apply to this Offering. If information varies between this Prospectus Supplement and the accompanying Prospectus, you should rely on the information in this Prospectus Supplement.

        You should only rely on the information contained or incorporated by reference in this Prospectus Supplement, the accompanying Prospectus or any "free writing prospectus" we may authorize to be delivered to you. We have not, and the Underwriters have not, authorized anyone to provide you with different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information contained in this Prospectus Supplement, the accompanying Prospectus

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or any "free writing prospectus" we may authorize to be delivered to you, as well as the information we previously filed with the SEC, that is incorporated by reference in this Prospectus Supplement, is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since such dates.

        We are offering to sell the Offered Units and are seeking offers to buy the Offered Units, only in jurisdictions where such offers and sales are permitted. The distribution of this Prospectus Supplement and the accompanying Prospectus and the offering of the Offered Units in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Prospectus Supplement or the accompanying Prospectus must inform themselves about and observe any restrictions relating to the Offering and the distribution of this Prospectus Supplement and the accompanying Prospectus outside the United States. This Prospectus Supplement and the accompanying Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

        Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are formed under the laws of Bermuda, some of the officers and directors of Brookfield Business Partners Limited, our General Partner, and some of the experts named in this Prospectus Supplement are residents of Canada or other non-U.S. jurisdictions and a portion of our assets and the assets of those officers, directors and experts are located outside the United States.

 CURRENCY

        Unless otherwise specified, all dollar amounts in this Prospectus Supplement are expressed in U.S. dollars and references to "dollars," "$" or "US$" are to U.S. dollars and all references to "C$" are to Canadian dollars.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

        This Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus contain "forward-looking statements" and "forward-looking information" within the meaning of applicable securities laws. Forward-looking statements and information may include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and may include words such as "expects", "anticipates", "plans", "believes", "estimates", "seeks", "intends", "targets", "projects", "forecasts", "likely", or negative versions thereof and other similar expressions, or future or conditional verbs such as "may", "will", "should", "would" and "could".

        Although these forward-looking statements and information are based upon our beliefs, assumptions and expectations that we believe are reasonable, you should not place undue reliance on such forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward looking statements and information.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements or information include, but are not limited to:

  •
  changes in the general economy;

  •
  general economic and business conditions that could impact our ability to access capital markets and credit markets;

  •
  the cyclical nature of most of our operations;

  •
  exploration and development may not result in commercially productive assets;

  •
  actions of competitors;

  •
  foreign currency risk;

  •
  our ability to derive fully anticipated benefits from future or existing acquisitions, joint ventures, investments or dispositions;

  •
  actions or potential actions that could be taken by our co-venturers, partners, fund investors or co-tenants;

  •
  risks commonly associated with a separation of economic interest from control;

  •
  failure to maintain effective internal controls;

  •
  actions or potential actions that could be taken by Brookfield;

  •
  the departure of some or all of Brookfield's key professionals;

  •
  pending or threatened litigation;

  •
  changes to legislation and regulations;

  •
  operational and reputational risks;

  •
  possible environmental liabilities and other contingent liabilities;

  •
  our ability to obtain adequate insurance at commercially reasonable rates;

  •
  our financial condition and liquidity;

  •
  volatility in oil and gas prices;

S-iii

  •
  capital expenditures required in connection with finding, developing or acquiring additional reserves;

  •
  downgrading of credit ratings and adverse conditions in the credit markets;

  •
  changes in financial markets, foreign currency exchange rates, interest rates or political conditions;

  •
  the impact of the potential break-up of political-economic unions (or the departure of a union member);

  •
  the general volatility of the capital markets and the market price of our Units; and

  •
  other factors described under the heading "Risk Factors" in this Prospectus Supplement and the accompanying Prospectus, and in our Annual Report, including, but not limited to, those described under item 3.D. "Risk Factors".

        Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described herein can be profitably produced in the future.

        When evaluating our forward-looking statements or information, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. These risk factors and others are discussed in detail under the heading "Risk Factors" in our Annual Report. We caution that the foregoing list of important factors that may affect future results is not exhaustive, and new risk factors may arise from time to time. It is not possible to predict all of those risk factors or the extent to which any factor or combination of factors may cause actual results, performance or achievements of our company to be materially different from those contained in forward-looking statements and information. These forward-looking statements are made and this forward-looking information is provided as of the date of this Prospectus Supplement, and except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements or information, whether written or oral, that may be as a result of new information, future events or otherwise.

CAUTIONARY STATEMENT REGARDING THE USE OF NON-IFRS ACCOUNTING MEASURES

        Our company evaluates its performance using net income attributable to parent company. In addition to this measure reported in accordance with International Financial Reporting Standards ("IFRS"), we also use Company FFO (defined below) and Company EBITDA (defined below) to evaluate our performance. Company FFO and Company EBITDA do not have standard meanings prescribed by IFRS and therefore may not be comparable to similar measures presented by other companies, as well as the definition of funds from operations used by the Real Property Association of Canada ("REALPAC") and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT"), in part because the NAREIT definition is based on U.S. generally accepted accounting principles, as opposed to IFRS. Company FFO and Company EBITDA should not be regarded as an alternative to other financial reporting measures prepared in accordance with IFRS and should not be considered in isolation or as a substitute for measures prepared in accordance with IFRS.

        We define Company FFO as net income attributable to parent company prior to non-cash valuation gains/losses, impairment charges, depletion, depreciation and amortization and deferred income taxes. When determining Company FFO, we include our proportionate share of Company FFO of equity accounted investments.

        Company FFO has limitations as an analytical tool as it does not include depreciation and amortization expense, deferred income taxes and non-cash valuation gains/losses and impairment charges. Because Company FFO has these limitations, Company FFO should not be considered as the sole measure of our performance and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under IFRS. However, Company FFO is a key measure that we use to evaluate the performance of our operations.

        We define Company EBITDA as Company FFO excluding the impact of realized disposition gains, interest expense, current income taxes, realized disposition gains, current income taxes and interest expense related to equity accounted investments. Company EBITDA is presented net to unitholders, or net to parent company.

        For a reconciliation of Company FFO and Company EBITDA to net income attributable to parent company, see "Reconciliation of Non-IFRS Measures" in our management's discussion and analysis dated August 11, 2017 relating to our company's unaudited interim financial statements for the three months and six

S-iv

months ended June 30, 2017 and June 30, 2016, and see "Reconciliation of Non-IFRS Measures" in our Annual Report dated March 10, 2017 relating to our company's financial statements for the fiscal year ended December 31, 2016.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information and periodic reporting requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") as amended, applicable to "foreign private issuers" (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing reports with the Securities and Exchange Commission (the "SEC"). In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at www.bbu.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

        This Prospectus Supplement is deemed to be incorporated by reference into the accompanying Prospectus solely for the purpose of this Offering. Other documents are also incorporated, or are deemed to be incorporated, by reference into the accompanying Prospectus and reference should be made to the accompanying Prospectus for full particulars thereof. Our Annual Report, which has been filed on Form 20-F with the SEC, is specifically incorporated by reference into, and forms an integral part of, this Prospectus Supplement.

        In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part, in each case subsequent to the date of this Prospectus Supplement and prior to the termination of the Offering, shall be deemed to be incorporated by reference into this Prospectus Supplement as of the date of the filing of such documents. We shall undertake to provide without charge to each person to whom a copy of this Prospectus Supplement and the accompanying Prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into

S-v

this Prospectus Supplement and the accompanying Prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:

  Brookfield Business Partners L.P.
  73 Front Street
  5th Floor
  Hamilton HM 12
  Bermuda
  Attn: Corporate Secretary
  Tel: +1 441 294 3309

        Any statement contained in this Prospectus Supplement, the accompanying Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus shall be deemed to be modified or superseded, for the purposes of this Prospectus Supplement, to the extent that a statement contained in this Prospectus Supplement, or in the accompanying Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.

S-vi

SUMMARY

RECENT DEVELOPMENTS

Acquisition of Gas Station Business from Loblaw

        On July 17, 2017, our company announced that we, together with our institutional partners, closed the acquisition of the 213 gas stations and associated convenience kiosks of Loblaw Companies Limited ("Loblaw") for approximately C$540 million (the "Loblaw Gas Station Acquisition"). Our share of the equity investment was approximately $43 million for approximately 26% ownership interest in the business. We plan to grow this business, which already benefits from significant scale and strong customer loyalty, through the PC Plus loyalty program, by rebranding to the Mobil fuel brand and by further building out this network.

Acquisition of 60% of Teekay Offshore Partners L.P.

        On July 26, 2017, our company announced that we, together with our institutional partners (collectively, the "Teekay Investors"), entered into an agreement to acquire 60% of Teekay Offshore Partners L.P. ("Teekay Offshore"), a leading global provider of marine services and solutions focused on production and logistics to the offshore oil industry. Teekay Offshore is a publicly traded subsidiary of Teekay Corporation, one of the world's largest marine energy transportation, storage and production companies.

        The Teekay Investors' total investment (together with our company) is expected to be approximately $750 million, which includes an equity investment of $610 million and the acquisition of a $200 million loan from Teekay Corporation at a discount to par. As part of the transaction, Teekay Corporation will be co-investing alongside the Teekay Investors and will retain a 14% ownership of Teekay Offshore.

        As part of the transaction, the Teekay Investors will also acquire 49% of Teekay Offshore GP L.L.C. ("TOO GP"), the general partner of Teekay Offshore, and Teekay Corporation will continue to hold 51% of TOO GP. As part of the transaction, the Teekay Investors have the option to acquire an additional 2% of TOO GP subject to the satisfaction of certain conditions. The transaction is expected to close in the second half of 2017.

Awarded GTA Bundle in Ontario Gaming Modernization Process

        On August 8, 2017, our company announced that we, together with our institutional partners, have been selected, along with the Great Canadian Gaming Corporation ("Great Canadian"), by the Ontario Lottery and Gaming Corporation ("OLG") to operate certain gaming facilities in the Greater Toronto Area (the "GTA Bundle").

        Great Canadian, our company and our institutional partners will invest through a newly formed partnership, Ontario Gaming GTA LP ("GTA Gaming"). Great Canadian is expected to hold a 49% interest in GTA Gaming and our company and our institutional partners are expected to also hold a 49% interest. Clairvest Group Inc. is expected to hold a 2% interest. As a result of this award, Great Canadian and our company and our institutional investors will acquire all the gaming assets in the GTA Bundle through a transition and asset purchase agreement with OLG, and will have the exclusive right to operate these assets for a minimum period of 22 years. Great Canadian will operate the gaming facilities within the GTA Bundle on behalf of GTA Gaming. The transaction, which is expected to close in early 2018, is subject to regulatory approvals and other customary conditions.

Normal Course Issuer Bid Renewal

        On August 11, 2017, we announced that we renewed our normal course issuer bid ("NCIB") for our Units. Under the NCIB, the board of directors of our General Partner authorized us to repurchase up to 5% of the issued and outstanding Units, or 2,592,264 Units. Repurchases were authorized to commence on August 15, 2017 and will terminate on August 14, 2018, or earlier should we complete our repurchases prior to such date. All purchases will be made through facilities of the TSX or the NYSE, and all Units acquired under the NCIB will be cancelled.

Other Developments

        Consistent with our company's strategy and in the normal course of business, we are engaged in discussions, and have in place various binding and/or non-binding agreements, with respect to possible business acquisitions and dispositions. However, there can be no assurance that these discussions or agreements will result in transactions or, if they do, what the final terms or timing of such transactions would be. Our company expects to continue current discussions and actively pursue these and other acquisition and disposition opportunities.

THE OFFERING

Issuer	Brookfield Business Partners L.P.
Units offered by us	6,670,000 Units
7,670,500 Units if the Underwriters exercise in full their option to purchase up to an additional 1,000,500 Units to cover any over-allotments.
Total Units outstanding after the Offering	65,185,298 Units, assuming no exercise of the Over-Allotment Option; or
66,185,798 Units, assuming full exercise of the Over-Allotment Option.
Use of proceeds
We intend to use the net proceeds from this Offering, together with the proceeds of the Concurrent Private Placements, for general corporate purposes, including the funding of previously announced transactions and future growth opportunities. See "Use of Proceeds".
Risk factors
Investing in the Units involves risks. See "Risk Factors" beginning on page S-4 of this Prospectus Supplement, beginning on page 1 of the accompanying Prospectus, the risk factors included in our Annual Report and in other documents we incorporate in this Prospectus Supplement by reference.
TSX symbol	"BBU.UN"
NYSE symbol	"BBU"

RISK FACTORS

        An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this Prospectus Supplement, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, and securities regulatory authorities in Canada, which are incorporated in this Prospectus Supplement and in the accompanying Prospectus by reference. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face.

        In addition to the risks incorporated by reference, our recently completed acquisition of Odebrecht Ambiental will subject us to the risks incidental to the ownership and operation of water, wastewater and industrial water treatment businesses in Brazil, any of which may adversely affect our financial condition, results of operations and cash flows, including the following risks:

  •
  The government may impose restrictions on water usage as a response to regional or seasonal drought, which may result in decreased use of water services, even if our water supplies are sufficient to serve our customers. Moreover, reductions in water consumption, including changed consumer behaviour, may persist even after drought restrictions are repealed and the drought has ended.

  •
  The business will require significant capital expenditures and may suffer if we fail to secure appropriate funding to make investments, or if we experience delays in completing major capital expenditure projects.

  •
  In the event that water contamination occurs, there may be injury, damage or loss of life to our customers, employees or others, in addition to government enforcement actions, litigation, adverse publicity and reputational damage.

  •
  Water and wastewater businesses may be subject to organized efforts to convert their assets to public ownership and operation through exercise of the governmental power of eminent domain, or another similar authorized process. Moreover, there is a risk that any efforts to resist may be costly, distracting or unsuccessful.

  •
  Water related businesses are subject to extensive governmental economic regulation including with respect to the approval of rates.

        In addition, although our company has entered into subscription agreements with Brookfield Asset Management Inc. and OMERS, there is no guarantee that all of the conditions to the completion of the Concurrent Private Placements will be satisfied. Although the closing of the Offering is conditional upon the closing of the Concurrent Private Placements, it is possible that the Offering could close without the Concurrent Private Placements also closing, to the extent that the Underwriters waive such condition. In those circumstances, our company will not have access to the aggregate net proceeds from the Concurrent Private Placements but would only have access to the net proceeds from the Offering. Such a lack of financing may adversely affect our company's business, financial condition, results of operations and the market price of our company's securities.

        For more information see "Documents Incorporated By Reference" in this Prospectus Supplement and "Documents Incorporated By Reference" in the accompanying Prospectus.

CONSOLIDATED CAPITALIZATION

        The following table sets forth the consolidated capitalization of our company as at: (a) June 30, 2017; (b) June 30, 2017, as adjusted to give effect to the Loblaw Gas Station Acquisition; and (c) June 30, 2017, as adjusted to give effect to (i) the Loblaw Gas Station Acquisition and (ii) the completion of this Offering and the Concurrent Private Placements, but without giving effect to the use of proceeds therefrom. The table below should be read together with the detailed information and financial statements incorporated by reference, including the unaudited interim condensed consolidated financial statements of the company as at and for the three and six month periods ended June 30, 2017 and the associated management's discussion and analysis incorporated by reference in this Prospectus Supplement.

	As of June 30, 2017
($ MILLIONS)	Actual	As Adjusted for the Loblaw Gas Station Acquisition(1)	As Adjusted for the Loblaw Gas Station Acquisition, this Offering and the Concurrent Private Placements(1)(2)
Cash	$1,045	$1,045	$1,636	(4)
Borrowings(3)	3,209	3,525	3,525
Equity in net assets
Non-controlling interests:
Interest of others in consolidated subsidiaries	2,754	2,877	2,877
Redemption-Exchange Units and preferred shares held by parent company	1,326	1,326	1,526

Total non-controlling interests	4,080	4,203	4,403
Equity in net assets attributable to parent company	—	—	—
Limited and general partnership units	1,234	1,234	1,625	(4)

Total equity in net assets	$5,314	$5,437	$6,028

(1)
Canadian dollar adjustments have been converted into U.S. dollars at an exchange rate of $1.00 = C$1.2669.

(2)
Without giving effect to the use of proceeds from the Offering and Concurrent Private Placements. The exact timing and amount of proceeds to be used for the purposes described herein under "Use of Proceeds" are uncertain and would be in combination with other adjustments that cannot presently be calculated.

(3)
Borrowings as of June 30, 2017 (unadjusted) consist of term loans and credit facilities ($1,509 million), project financing ($633 million), debentures ($635 million), a securitization program ($208 million) and senior notes ($224 million).

(4)
Assuming no exercise of the Over-Allotment Option. If the Over-Allotment Option is exercised in full, the "as adjusted" amount for the cash and limited partners partnership capital would be $1,665 and $1,654, respectively.

DESCRIPTION OF PARTNERSHIP CAPITAL

        As of September 18, 2017, there were approximately 51,845,298 Units outstanding (107,995,795 Units outstanding assuming the exchange of all of Brookfield's Redemption-Exchange Units) and four general partner units outstanding. The Redemption-Exchange Units are subject to a redemption-exchange mechanism pursuant to which Units may be issued in exchange for Redemption-Exchange Units on a one for one basis. After giving effect to this Offering and the Concurrent Private Placements, there will be 65,185,298 Units outstanding (128,280,795 Units assuming the exchange of all of the Redemption-Exchange Units). After giving effect to this Offering and the Concurrent Private Placements (assuming the exercise of the Over-Allotment Option in full), there will be 66,185,798 Units outstanding (129,281,295 Units assuming the exchange of all of the Redemption-Exchange Units).

        Brookfield now owns approximately 75% of our company on a fully exchanged basis and the remaining approximate 25% is held by public investors. After giving effect to this Offering and the Concurrent Private Placements, Brookfield will own approximately 69% of our company on a fully exchanged basis (68% if the Over-Allotment Option is exercised in full). See "Description of Units" in the accompanying Prospectus for further information regarding the principal rights, privileges, restrictions and conditions attaching to the Units.

 CONCURRENT PRIVATE PLACEMENTS

Brookfield Private Placement

        Prior to the completion of this Offering and the Concurrent Private Placements, Brookfield owns an approximate 75% interest in Brookfield Business, on a fully exchanged basis, including its interests in our company and the Holding LP.

        Brookfield Business has entered into a subscription agreement with Brookfield setting forth the terms and conditions of the Brookfield Private Placement pursuant to which Brookfield has agreed to purchase, under an exemption from the Canadian prospectus requirements and U.S. registration requirements, 6,945,000 Redemption-Exchange Units at $28.80 per Redemption-Exchange Unit, representing the Offering Price net of the Underwriters' fee, for aggregate proceeds to Brookfield Business of approximately $200,016,000. The Underwriters will not receive any fees or commission on the Redemption-Exchange Units purchased by Brookfield.

        After giving effect to this Offering and the Concurrent Private Placements, Brookfield will own 63,095,497 Redemption-Exchange Units which, together with Brookfield's existing interests in our company and the Holding LP, represent an approximate 69% interest in Brookfield Business on a fully exchanged basis (68% if the Over-Allotment Option is exercised in full).

        Neither this Prospectus Supplement nor the accompanying Prospectus qualifies the distribution or registration of the Redemption-Exchange Units to be issued pursuant to the Brookfield Private Placement. The Redemption-Exchange Units to be issued pursuant to the Brookfield Private Placement will be subject to a statutory hold period. The Brookfield Private Placement is subject to a number of conditions, including completion of definitive documentation and the concurrent closing of this Offering. The Brookfield Private Placement provides for the issuance of Redemption-Exchange Units representing less than 10% of the outstanding Units, on a fully exchanged basis, and therefore does not require disinterested unitholder approval.

OMERS Private Placement

        Brookfield Business has entered into a subscription agreement with OMERS setting forth the terms and conditions of the OMERS Private Placement pursuant to which OMERS has agreed to purchase, under an exemption from the Canadian prospectus requirements and U.S. registration requirements, 6,670,000 Units at the Offering Price for aggregate proceeds to Brookfield Business of approximately $200,100,000. The Underwriters will not receive any fees or commission on the Units purchased by OMERS.

        After giving effect to this Offering and the Concurrent Private Placements, the Units to be purchased by OMERS pursuant to the OMERS Private Placement represent an approximate 5% interest in Brookfield Business on a fully exchanged basis (5% if the Over-Allotment Option is exercised in full).

        Neither this Prospectus Supplement nor the accompanying Prospectus qualifies the distribution or registration of the Units to be issued pursuant to the OMERS Private Placement. The Units to be issued pursuant to the OMERS Private Placement will be subject to a statutory hold period. The OMERS Private Placement is subject to a number of conditions, including the concurrent closing of this Offering. The OMERS Private Placement does not require disinterested unitholder approval as the issuances of Units and Redemption-Exchange Units pursuant to the Concurrent Private Placements in aggregate represent less than 25% of the outstanding Units, on a fully exchanged basis.

PRIOR SALES

        No Units have been issued by our company or Redemption-Exchange Units issued by the Holding LP during the 12 months preceding the date of this Prospectus Supplement, except for the issuance of 8,000,000 Units on December 21, 2016 pursuant to a public offering at a purchase price of C$32.80 per Unit and the issuance of 8,000,000 Redemption-Exchange Units on December 21, 2016 pursuant to a concurrent private placement at a purchase price of C$31.488 per Redemption-Exchange Unit.

PRICE RANGE AND TRADING VOLUME OF LISTED UNITS

        The Units commenced when-issued trading on the TSX and on the NYSE on May 31, 2016. The Units are listed on the TSX and quoted under the symbol "BBU.UN" and are listed on the NYSE and quoted under the symbol "BBU". The following table sets forth the annual high and low trading prices for the Units as reported by the TSX for the periods indicated:

	Units
	High	Low
	(C$)	(C$)
May 31, 2016 to December 31, 2016	42.75	23.41
January 1, 2017 to September 18, 2017	38.84	31.29

        The following table sets forth the quarterly high and low trading prices for the Units as reported by the TSX for the periods indicated:

	Units
	High	Low
	(C$)	(C$)
May 31, 2016 to June 30, 2016	42.75	23.41
July 1, 2016 to September 30, 2016	35.00	23.95
October 1, 2016 to December 31, 2016	35.92	29.35
January 1, 2017 to March 31, 2017	34.75	31.29
April 1, 2017 to June 30, 2017	38.11	32.13
July 1, 2017 to September 18, 2017	38.84	34.75

        The following table sets forth the high and low trading prices and trading volumes for the Units as reported by the TSX for the periods indicated:

	Units
	High	Low	Volume
	(C$)	(C$)
2016
September	35.00	29.35	1,014,430
October	34.75	30.65	1,412,434
November	35.90	29.35	1,320,041
December	35.92	32.10	1,297,461
2017
January	33.60	31.29	1,348,371
February	34.75	31.89	1,524,879
March	34.49	31.74	1,398,379
April	36.27	32.13	1,286,652
May	38.11	34.96	1,187,330
June	36.26	34.96	1,224,568
July	36.10	34.75	668,356
August	38.84	34.90	1,283,354
September 1 to September 18	38.60	36.77	670,450

        The following table sets forth the annual high and low trading prices for the Units as reported by the NYSE for the periods indicated:

	Units
	High	Low
	($)	($)
May 31, 2016 to December 31, 2016	31.02	18.01
January 1, 2017 to September 18, 2017	31.78	23.66

        The following table sets forth the quarterly high and low trading prices for the Units as reported by the NYSE for the periods indicated:

	Units
	High	Low
	($)	($)
May 31, 2016 to June 30, 2016	31.02	18.01
July 1, 2016 to September 30, 2016	26.87	18.31
October 1, 2016 to December 31, 2016	26.86	21.72
January 1, 2017 to March 31, 2017	26.50	23.66
April 1, 2017 to June 30, 2017	27.87	24.15
July 1, 2017 to September 18, 2017	31.78	27.01

        The following table sets forth the high and low trading prices and trading volumes for the Units as reported by the NYSE for the periods indicated:

	Units
	High	Low	Volume
	($)	($)
2016
September	26.87	22.22	359,857
October	26.33	23.03	312,049
November	26.84	21.72	347,575
December	26.86	23.76	284,823
2017
January	25.64	23.66	241,629
February	26.50	24.40	160,999
March	25.84	23.82	278,117
April	26.54	24.15	114,090
May	27.87	25.79	174,352
June	27.17	25.95	94,053
July	29.03	27.05	102,543
August	30.68	27.01	167,556
September 1 to September 18	31.78	29.91	82,357

UNDERWRITING

        Citigroup Global Markets Canada Inc., TD Securities Inc., CIBC World Markets Inc., Morgan Stanley Canada Limited and RBC Dominion Securities Inc. are acting as joint book-running managers of the Offering and as representatives (the "Representatives") of the underwriters named below (the "Underwriters"). Subject to the terms and conditions stated in the Underwriting Agreement, dated the date of this Prospectus Supplement, among us and the Underwriters (the "Underwriting Agreement"), each Underwriter named below has severally agreed to purchase, and we have agreed to sell to that Underwriter, at the public offering price less the Underwriters' fee set forth on the cover page of this Prospectus Supplement, the number of Units set forth opposite the Underwriter's name in the following table:

Underwriter	Number of Units
Citigroup Global Markets Canada Inc.	1,000,500
TD Securities Inc.	1,000,500
CIBC World Markets Inc.	1,000,500
Morgan Stanley Canada Limited	1,000,500
RBC Dominion Securities Inc.	1,000,500
Scotia Capital Inc.	667,000
BMO Nesbitt Burns Inc.	400,200
HSBC Securities (Canada) Inc.	200,100
National Bank Financial Inc.	200,100
Brookfield Financial Securities LP	66,700
Desjardins Securities Inc.	66,700
Manulife Securities Incorporated	66,700

Total	6,670,000

        The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Offered Units are subject to approval of legal matters by counsel and to other conditions. The Underwriters are obligated to purchase all the Offered Units (other than those covered by the Over-Allotment Option described below) if they purchase any of the Offered Units.

        Offered Units sold by the Underwriters to the public will initially be offered at the Offering Price. The Offering Price was determined based upon arm's length negotiations between us and the Underwriters. After a reasonable effort has been made to sell all of the Offered Units at the Offering Price, the Underwriters may subsequently reduce and thereafter change, from time to time, the price at which the Offered Units are offered, provided that the Offered Units are not at any time offered at a price greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Offered Units is less than the gross proceeds paid by the Underwriters.

        We have granted to the Underwriters the Over-Allotment Option, exercisable until the date 30 days from the closing of the Offering, to purchase up to 1,000,500 Additional Units on the same terms set forth above solely to cover over-allotments, if any, and for market stabilization purposes. To the extent the Over-Allotment Option is exercised, each Underwriter must purchase a number of Additional Units approximately proportionate to that Underwriter's initial purchase commitment.

        Neither our company nor any of our subsidiaries will, nor will any of us or them announce any intention to, directly or indirectly, for a period ending 90 days after the date of the Underwriting Agreement, without the prior written consent of the Representatives, acting reasonably, (i) offer or sell, or enter into an agreement to offer or sell any Units or other securities of our company, or securities convertible into, exchangeable for, or otherwise exercisable into, any Units or other securities of our company (other than (a) the issuance of Redemption-Exchange Units and Units pursuant to the Concurrent Private Placements; (b) for purposes of directors', officers' or employee incentive plans; (c) to satisfy existing instruments of our company issued at the date of the Underwriting Agreement; (d) Units issued in connection with an arms' length acquisition, merger, consolidation or amalgamation with any company or companies as long as the party receiving such Units agrees to be similarly restricted; (e) the issuance of Units pursuant to the redemption of outstanding Redemption-Exchange Units; or (f) debt securities or preferred limited partnership units not convertible into Units), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Units. Brookfield Asset Management Inc. will also agree to similar restrictions.

        The Units are listed for trading under the symbol "BBU.UN" on the TSX and "BBU" on the NYSE. Our company intends to apply to list the Offered Units on the TSX and the NYSE. The listing of the Offered Units on the TSX and the NYSE will be subject to our company fulfilling all the listing requirements of the TSX and the NYSE, respectively.

        Brookfield Financial Securities LP, one of the Underwriters, is a subsidiary of our company. Accordingly, our company is a "related issuer" of Brookfield Financial Securities LP within the meaning of applicable Canadian securities legislation. Brookfield Financial Securities LP will not receive any direct benefit in connection with this Offering, other than its portion of the fee payable by our company to the Underwriters. The decision to undertake the Offering was made by our company. Brookfield Financial Securities LP did not propose this Offering to our company. The Underwriters, other than Brookfield Financial Securities LP, negotiated the structure and price of this Offering, with reference to the prevailing market price of the Units, and coordinated the due diligence activities for this Offering.

        The table below shows the public offering price, underwriting fee and proceeds before expenses to us, on a per share basis and assuming both no exercise and full exercise of the Over-Allotment Option.

	Per Unit	No Exercise of Over- Allotment Option	Full Exercise of Over- Allotment Option
Public offering price	$30.00	$200,100,000	$230,115,000
Underwriting fee	$1.20	$8,004,000	$9,204,600
Proceeds, before expenses, to us	$28.80	$192,096,000	$220,910,400

        The expenses of the Offering, not including the Underwriters' fee, are estimated to be $900,000 and are payable by us. See "Expenses."

        The Offering is being made concurrently in each of the provinces of Canada and in the United States. Each of the Underwriters will offer the Offered Units for sale in the United States and Canada either directly or through their respective broker-dealer affiliates or agents registered in each jurisdiction. Subject to applicable law and the terms of the Underwriting Agreement, the Underwriters may offer the Offered Units outside the United States and Canada.

        In connection with the Offering, the Underwriters may purchase and sell Units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the Over-Allotment Option, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the Underwriters of a greater number of Units than they are required to purchase in the Offering.

  •
  "Covered" short sales are sales of Units in an amount up to the number of Units represented by the Underwriters' Over-Allotment Option.

  •
  "Naked" short sales are sales of Units in an amount in excess of the number of Units represented by the Underwriters' Over-Allotment Option.

  •
  Covering transactions involve purchases of Units either pursuant to the Underwriters' Over-Allotment Option or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the Underwriters must purchase Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the Units in the open market after pricing that could adversely affect investors who purchase in the Offering.

  •
  To close a covered short position, the Underwriters must purchase Units in the open market after the distribution has been completed or must exercise the Over-Allotment Option. In determining the source of Units to close the covered short position, the Underwriters will consider, among other things, the price of Units available for purchase in the open market as compared to the price at which they may purchase Units through the Over-Allotment Option.

  •
  Stabilizing transactions involve bids to purchase Units so long as the stabilizing bids do not exceed a specified maximum.

        The Underwriters also may impose a penalty bid. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Underwriters, in covering short positions or making stabilizing purchases, repurchase Units originally sold by that syndicate member.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the Underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Units. They may also cause the price of the Units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The Underwriters may conduct these transactions on the NYSE, TSX, in the over-the-counter market or otherwise. If the Underwriters commence any of these transactions, they may discontinue them at any time.

        Some of the Underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with Brookfield Business or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Brookfield Business or its affiliates. If any of the Underwriters or their affiliates has a lending relationship with Brookfield Business, certain of those Underwriters or their affiliates routinely hedge, and certain other of those Underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the securities of Brookfield Business, including potentially the Units offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Units offered hereby. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We expect that delivery of the Offered Units will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which in the United States will be the fourth business day following the date of this prospectus supplement (this settlement cycle being referred to as "T+4"). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the Offered Units prior to the delivery date will be required, by virtue of the fact that the notes initially will settle in T+4 (in the United States), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Such purchasers should consult their own advisor(s).

        We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

Direct Participation Program Requirements

        Because the Financial Industry Regulatory Authority, Inc. ("FINRA") views the Offered Units as interests in a direct participation program, the Offering is being made in compliance with the applicable requirements of FINRA Rule 2310. Investor suitability with respect to the Offered Units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

 USE OF PROCEEDS

        We intend to use the net proceeds from this Offering, together with the proceeds of the Concurrent Private Placements, for general corporate purposes, including the funding of previously announced transactions and future growth opportunities.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations generally applicable to unitholders relating to the receipt, holding and disposition of our units as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the "U.S. Internal Revenue Code"), on the regulations promulgated thereunder (the "Treasury Regulations"), and on published administrative rulings, judicial decisions and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own (directly or indirectly, applying certain attribution rules) 5% or more of our units, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold our units as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose units are loaned to a short seller to cover a short sale of units, persons whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold our units through a partnership or other entity treated as a pass-through entity for U.S. federal income tax purposes, persons for whom our units are not a capital asset, persons who are liable for the alternative minimum tax and certain U.S. expatriates or former long-term residents of the United States. Tax-exempt organizations are addressed separately below. The actual tax consequences of the ownership and disposition of our units will vary depending on your individual circumstances.

        The following discussion, to the extent it expresses conclusions as to the application of U.S. federal income tax law and subject to the qualifications described herein, represents the opinion of Torys LLP. Such opinion is based in part on facts described in this Prospectus Supplement and on various other factual assumptions, representations, and determinations. Any alteration or incorrectness of such facts, assumptions, representations, or determinations could adversely affect such opinion. Moreover, opinions of counsel are not binding upon the U.S. Internal Revenue Service (the "IRS") or any court, and the IRS may challenge the conclusions herein and a court may sustain such challenge.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of one or more of our units that is for U.S. federal tax purposes: (i) a citizen or an individual who is a resident of the United States as determined for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of one or more of our units, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.

        If a partnership holds our units, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold our units should consult their own tax advisers.

        This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax adviser concerning the U.S. federal, state and local income and other tax consequences particular to your ownership and disposition of our units, as well as any tax consequences under the laws of any other taxing jurisdiction.

Partnership Status of Our Company and the Holding LP

        Each of our company and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner's adjusted basis in its partnership interest.

        An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a "publicly traded partnership", unless an exception applies. Our company is publicly traded. However, an exception, referred to as the "Qualifying Income Exception", exists with respect to a publicly traded partnership if (i) at least 90% of such partnership's gross income for every taxable year consists of "qualifying income" and (ii) the partnership would not be a regulated investment company as described in Section 851(a) of the U.S. Internal Revenue Code if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.

        We intend to manage the affairs of our company and the Holding LP so that our company will meet the Qualifying Income Exception in each taxable year. Based upon factual statements and representations made by the BBU General Partner, Torys LLP is of the opinion that at least 90% of our company's and the Holding LP's gross income has been, and currently is, of a type that constitutes qualifying income. However, the portion of our company's and the Holding LP's income that is qualifying income may change from time to time, and there can be no assurance that at least 90% of our company's and the Holding LP's gross income in any year will constitute qualifying income.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our company's or the Holding LP's status for U.S. federal income tax purposes or whether our company's or the Holding LP's operations generate "qualifying income" under Section 7704 of the U.S. Internal Revenue Code. It is the opinion of Torys LLP that, based upon the U.S. Internal Revenue Code, Treasury Regulations, published revenue rulings, and court decisions, and the factual statements and representations made by the BBU General Partner, as of the date hereof, each of our company and the Holding LP will be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for United States federal income tax purposes. An opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and provides no assurance that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

        In rendering its opinions, Torys LLP has relied on numerous factual representations made by the BBU General Partner, including but not limited to the following:

  •
  Neither our company nor the Holding LP has elected to be classified as a corporation for United States federal tax purposes, and neither our company nor the Holding LP has any plan or intention to elect to be so classified.

  •
  For each of our company's and the Holding LP's taxable years, more than 90% of each entity's gross income has consisted of income of a type that Torys LLP is of the opinion constitutes "qualifying income" within the meaning of Section 7704(d) of the U.S. Internal Revenue Code.

Based on the foregoing, the General Partner believes that our company will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.

        If our company fails to meet the Qualifying Income Exception, other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable time after discovery, or if our company is required to register under the Investment Company Act of 1940 such that it would be treated as a regulated investment company if it were a U.S. corporation, our company will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which our company fails to meet the Qualifying Income Exception, in return for stock in such corporation, and then distributed the stock to our unitholders in liquidation. This deemed contribution and liquidation could result in the recognition of gain (but not loss) to U.S. Holders, except that U.S. Holders generally would not recognize the portion of such gain attributable to stock or securities of non-U.S. corporations held by us. If, at the time of such contribution, our company were to have liabilities in excess of the tax basis of its assets, U.S. Holders generally would recognize gain in respect of such excess liabilities upon the deemed transfer. Thereafter, our company would be treated as a corporation for U.S. federal income tax purposes.

        If our company were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our company's items of income, gain, loss, deduction or credit would be reflected only on our company's tax return rather than being passed through to our unitholders, and our company would be subject to U.S. corporate income tax and potentially branch profits tax with respect to its income, if any, effectively connected with a U.S. trade or business. Moreover, under certain circumstances, our company might be classified as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, and a U.S. Holder would be subject to the rules applicable to PFICs discussed below. See "— Consequences to U.S. Holders — Passive Foreign Investment Companies". Subject to the PFIC rules, distributions made to U.S. Holders would be treated as taxable dividend income to the extent of our company's current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a U.S. Holder's adjusted tax basis in its units. Thereafter, to the extent such distribution were to exceed a U.S. Holder's adjusted tax basis in its units, the distribution would be treated as a gain from the sale or exchange of such units. The amount of a distribution treated as a dividend could be eligible for reduced rates of taxation, provided certain conditions are met. In addition, dividends, interest and certain other passive income received by our company with respect to U.S. subsidiaries generally would be subject to U.S. withholding tax at a rate of 30% (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income) and U.S. Holders would not be allowed a tax credit with respect to any such tax withheld. In addition, the "portfolio interest" exemption would not apply to certain interest income of our company (although certain Non-U.S. Holders nevertheless might be entitled to certain treaty benefits in respect of their allocable share of such income). Depending on the composition of our assets, additional adverse U.S. federal income tax consequences could result under the anti-inversion rules described in Section 7874 of the U.S. Internal Revenue Code, as implemented by the Treasury Regulations and IRS administrative guidance.

        Based on the foregoing consequences, the treatment of our company as a corporation could materially reduce a holder's after-tax return and therefore could result in a substantial reduction of the value of our units. If the Holding LP were to be treated as a corporation for U.S. federal income tax purposes, consequences similar to those described above would apply.

        The remainder of this summary assumes that our company and the Holding LP will be treated as partnerships for U.S. federal tax purposes. Our company expects that a substantial portion of the items of income, gain, deduction, loss or credit realized by our company will be realized in the first instance by the Holding LP and allocated to our company for reallocation to our unitholders. Unless otherwise specified, references in this section to realization of our company's items of income, gain, loss, deduction or credit include a realization of such items by the Holding LP and the allocation of such items to our company.

Consequences to U.S. Holders

Holding of Our Units

Income and Loss

        If you are a U.S. Holder, you will be required to take into account, as described below, your allocable share of our company's items of income, gain, loss, deduction and credit for each of our company's taxable years ending with or within your taxable year. Each item generally will have the same character and source as though you had realized the item directly. You must report such items without regard to whether any distribution has been or will be received from our company. Our company intends to make cash distributions to all unitholders on a quarterly basis in amounts generally expected to be sufficient to permit U.S. Holders to satisfy their estimated U.S. tax obligations (including U.S. federal, state and local income taxes) with respect to their allocable shares of our company's net income or gain. However, based upon your particular tax situation and simplifying assumptions that our company will make in determining the amount of such distributions, and depending upon whether you elect to reinvest such distributions pursuant to the distribution reinvestment plan, if available, your tax liability might exceed cash distributions made to you, in which case any tax liabilities arising from your ownership of our units would need to be satisfied from your own funds.

        With respect to U.S. Holders who are individuals, certain dividends paid by a corporation (including certain qualified foreign corporations) to our company and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, U.S. Holders who are individuals will not be eligible for reduced rates of taxation on any dividends if the payer is a PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. Dividends received by non-corporate U.S. Holders may be subject to an additional Medicare tax on unearned income of 3.8% (see "— Medicare Tax" below). U.S. Holders that are corporations may be entitled to a "dividends received deduction" in respect of dividends paid by U.S. corporations in which our company (through the Holding LP) owns stock. You should consult your own tax adviser regarding the application of the foregoing rules in light of your particular circumstances.

        For U.S. federal income tax purposes, your allocable share of our company's items of income, gain, loss, deduction or credit will be governed by our company's limited partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with your interest in our company. Similarly, our company's allocable share of items of income, gain, loss, deduction or credit of the Holding LP will be governed by Holding LP's limited partnership agreement if such allocations have "substantial economic effect" or are determined to be in accordance with our company's interest in the Holding LP. The BBU General Partner believes that, for U.S. federal income tax purposes, such allocations should be given effect, and the BBU General Partner intends to prepare and file tax returns based on such allocations. If the IRS were to successfully challenge the allocations made pursuant to either our company's limited partnership agreement or Holding LP's limited partnership agreement, then the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in such agreements.

Basis

        You will have an initial tax basis in your units equal to the sum of (i) the amount of cash paid for our units (or, if you received your units pursuant to the spin-off, the amount of dividend income you recognized pursuant to the spin-off) and (ii) your share of our company's liabilities, if any. That basis will be increased by your share of our company's income and by increases in your share of our company's liabilities, if any. That basis will be decreased, but not below zero, by distributions you receive from our company, by your share of our company's losses and by any decrease in your share of our company's liabilities. Under applicable U.S. federal income tax rules, a partner in a partnership has a single, or "unitary", tax basis in his or her partnership interest. As a result, any amount you pay to acquire additional units (including through the distribution reinvestment plan, if available) will be averaged with the adjusted tax basis of units owned by you prior to the acquisition of such additional units.

        For purposes of the foregoing rules, the rules discussed immediately below, and the rules applicable to a sale or exchange of our units, our company's liabilities generally will include our company's share of any liabilities of the Holding LP.

Limits on Deductions for Losses and Expenses

        Your deduction of your allocable share of our company's losses will be limited to your tax basis in our units and, if you are an individual or a corporate holder that is subject to the "at risk" rules, to the amount for which you are considered to be "at risk" with respect to our company's activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in our units, reduced by (i) the portion of that basis attributable to your share of our company's liabilities for which you will not be personally liable (excluding certain qualified non-recourse financing) and (ii) any amount of money you borrow to acquire or hold our units, if the lender of those borrowed funds owns an interest in our company, is related to you, or can look only to your units for repayment. Your at-risk amount generally will increase by your allocable share of our company's income and gain and decrease by distributions you receive from our company and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at-risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at-risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our units, any gain recognized by you can be offset by losses that were previously suspended by the at-risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at-risk or basis limitations may no longer be used. You should consult your own tax adviser as to the effects of the at-risk rules.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

        In general, neither our company nor any U.S. Holder may deduct organizational or syndication expenses. Similar rules apply to organizational or syndication expenses incurred by the Holding LP. Syndication fees (which would include any sales or placement fees or commissions) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

        Your share of our company's interest expense, if any, is likely to be treated as "investment interest" expense. For a non-corporate U.S. Holder, the deductibility of "investment interest" expense generally is limited to the amount of such holder's "net investment income". Your share of our company's dividend and interest income will be treated as investment income, although "qualified dividend income" subject to reduced rates of tax in the hands of an individual will only be treated as investment income if such individual elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our company's interest expense.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

        Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer's adjusted gross income. In addition, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (i) 3% of the excess of the individual's adjusted gross income over the threshold amount and (ii) 80% of the amount of the individual's itemized deductions. The operating expenses of our company, including our company's allocable share of the base management fee or any other management fees, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Accordingly, if you are a non-corporate U.S. Holder, you should consult your own tax adviser regarding the application of these limitations.

Treatment of Distributions

        Distributions of cash by our company generally will not be taxable to you to the extent of your adjusted tax basis (described above) in our units. Any cash distributions in excess of your adjusted tax basis generally will be considered to be gain from the sale or exchange of our units (described below). Such gain generally will be treated as capital gain and will be long-term capital gain if your holding period for our units exceeds one year. A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by our company, if any, will be treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Our Units

        You will recognize gain or loss on the sale or taxable exchange of our units equal to the difference, if any, between the amount realized and your tax basis in our units sold or exchanged. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share of our company's liabilities, if any.

        Gain or loss recognized by you upon the sale or exchange of our units generally will be taxable as capital gain or loss and will be long-term capital gain or loss if our units were held for more than one year as of the date of such sale or exchange. Assuming you have not elected to treat your share of our company's interest in any PFIC as a "qualified electing fund", gain attributable to such interest in a PFIC would be taxable in the manner described below in "— Passive Foreign Investment Companies". In addition, certain gain attributable to "unrealized receivables" or "inventory items" could be characterized as ordinary income rather than capital gain. For example, if our company were to hold debt acquired at a market discount, accrued market discount on such debt would be treated as "unrealized receivables". The deductibility of capital losses is subject to limitations.

        Each U.S. Holder who acquires our units at different times and intends to sell all or a portion of our units within a year of the most recent purchase should consult its own tax adviser regarding the application of certain "split holding period" rules to such sale and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Medicare Tax

        U.S. Holders that are individuals, estates or trusts may be required to pay a 3.8% Medicare tax on the lesser of (i) the excess of such U.S. Holders' "modified adjusted gross income" (or "adjusted gross income" in the case of estates and trusts) over certain thresholds and (ii) such U.S. Holders' "net investment income" (or "undistributed net investment income" in the case of estates and trusts). Net investment income generally includes your allocable share of our company's income, as well as gain realized by you from a sale of our units. You should consult your own tax adviser regarding the implications of the 3.8% Medicare tax for your ownership and disposition of our units.

Foreign Tax Credit Limitations

        If you are a U.S. Holder, you generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our company's income and gain. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gain from the sale of our company's assets may be treated as U.S.-source gain. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gain unless the credit can be applied (subject to applicable limitations) against U.S. tax due on other income treated as derived from foreign sources. Certain losses that our company incurs may be treated as foreign-source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

        Our company and the Holding LP have each made the election permitted by Section 754 of the U.S. Internal Revenue Code (the "Section 754 Election"). The Section 754 Election cannot be revoked without the consent of the IRS. The Section 754 Election generally requires our company to adjust the tax basis in its assets, or inside basis, attributable to a transferee of our units under Section 743(b) of the U.S. Internal Revenue Code to reflect the purchase price paid by the transferee for our units. This election does not apply to a person who purchases units directly from us. For purposes of this discussion, a transferee's inside basis in our company's assets will be considered to have two components: (i) the transferee's share of our company's tax basis in our company's assets, or common basis, and (ii) the adjustment under Section 743(b) of the U.S. Internal Revenue Code to that basis. The foregoing rules would also apply to the Holding LP.

        Generally, a Section 754 Election would be advantageous to a transferee U.S. Holder if such holder's tax basis in its units were higher than such units' share of the aggregate tax basis of our company's assets immediately prior to the transfer. In that case, as a result of the Section 754 Election, the transferee U.S. Holder would have a higher tax basis in its share of our company's assets for purposes of calculating, among other items, such holder's share of any gain or loss on a sale of our company's assets. Conversely, a Section 754 Election would be disadvantageous to a transferee U.S. Holder if such holder's tax basis in its units were lower than such units' share of the aggregate tax basis of our company's assets immediately prior to the transfer. Thus, the fair market value of our units may be affected either favorably or adversely by the election.

        Whether or not the Section 754 Election is made, if our units are transferred at a time when our company has a "substantial built-in loss" in its assets, our company will be obligated to reduce the tax basis in the portion of such assets attributable to such units.

        The calculations involved in the Section 754 Election are complex, and the BBU General Partner advises that it will make such calculations on the basis of assumptions as to the value of our company assets and other matters. Each U.S. Holder should consult its own tax adviser as to the effects of the Section 754 Election.

Uniformity of Our Units

        Because we cannot match transferors and transferees of our units, we must maintain the uniformity of the economic and tax characteristics of our units to a purchaser of our units. In the absence of uniformity, we may be unable to comply fully with a number of U.S. federal income tax requirements. A lack of uniformity can result from a literal application of certain Treasury Regulations to our company's Section 743(b) adjustments, a determination that our company's Section 704(c) allocations are unreasonable or other reasons. Section 704(c) allocations would be intended to reduce or eliminate the disparity between tax basis and the value of our company's assets in certain circumstances, including on the issuance of additional units. In order to maintain the fungibility of all of our units at all times, we will seek to achieve the uniformity of U.S. tax treatment for all purchasers of our units which are acquired at the same time and price (irrespective of the identity of the particular seller of our units or the time when our units are issued by our company), through the application of certain tax accounting principles that the BBU General Partner believes are reasonable for our company. However, the IRS may disagree with us and may successfully challenge our application of such tax accounting principles. Any non-uniformity could have a negative impact on the value of our units.

Foreign Currency Gain or Loss

        Our company's functional currency is the U.S. dollar, and our company's income or loss is calculated in U.S. dollars. It is likely that our company will recognize "foreign currency" gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your own tax adviser regarding the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

        U.S. Holders may be subject to special rules applicable to indirect investments in foreign corporations, including an investment through our company in a PFIC. A PFIC is defined as any foreign corporation with respect to which (after applying certain look-through rules) either (i) 75% or more of its gross income for a taxable year is "passive income" or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce or are held for the production of "passive income". There are no minimum stock ownership requirements for PFICs. If you hold an interest in a foreign corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation's income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

        Subject to certain elections described below, any gain on the disposition of stock of a PFIC owned by you indirectly through our company, as well as income realized on certain "excess distributions" by such PFIC, would be treated as though realized ratably over the shorter of your holding period of our units or our company's holding period for the PFIC. Such gain or income generally would be taxable as ordinary income, and dividends paid by the PFIC would not be eligible for the preferential tax rates for dividends paid to non-corporate U.S. Holders. In addition, an interest charge would apply, based on the tax deemed deferred from prior years.

        If you were to elect to treat your share of our company's interest in a PFIC as a "qualified electing fund" ("QEF Election"), for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC, even if not distributed to our company or to you. A QEF Election must be made by you on an entity-by-entity basis. To the extent reasonably practicable, we intend to timely provide you with information related to the PFIC status of each entity we are able to identify as a PFIC, including information necessary to make a QEF Election with respect to each such entity. Any such election should be made for the first year our company holds an interest in such entity or for the first year in which you hold our units, if later.

        In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF Election, an election may be made to "mark to market" the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. However, the mark-to-market election is not expected to be available to any U.S. Holder in respect of its indirect ownership interest in any of the current Holding Entities or operating businesses.

        Based on our organizational structure, as well as our expected income and assets, the BBU General Partner currently believes that a U.S. Holder is unlikely to be regarded as owning an interest in a PFIC solely by reason of owning our units for the taxable year ending December 31, 2017. However, there can be no assurance that a future entity in which our company acquires an interest will not be classified as a PFIC with respect to a U.S. Holder, because PFIC status is a factual determination that depends on the assets and income of a given entity and must be made on an annual basis. Moreover, we may decide to hold an existing or future operating business through a Holding Entity that would be a PFIC in order to ensure that our company satisfies the Qualifying Income Exception, among other reasons. See "— Corporate Structure" below. Accordingly, there can be no assurance that a current or future subsidiary will not qualify as a PFIC.

        Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. You should consult your own tax adviser regarding the PFIC rules, including the foregoing filing requirements, as well as the advisability of making a QEF Election or a mark-to-market election with respect to any PFIC in which you are treated as owning an interest through our company.

Corporate Structure

        To ensure that our company meets the Qualifying Income Exception for publicly traded partnerships (discussed above) and complies with certain requirements in our company's limited partnership agreement, among other reasons, our company may structure certain acquisitions through an entity classified as a corporation for U.S. federal income tax purposes. Such acquisitions will be structured as determined in the sole discretion of the BBU General Partner generally to be efficient for our unitholders. However, because our unitholders will be located in numerous taxing jurisdictions, no assurance can be given that any such structure will benefit all our unitholders to the same extent, and such a structure might even result in additional tax burdens on some unitholders. As discussed above, if any such entity were a non-U.S. corporation, it might be considered a PFIC. If any such entity were a U.S. corporation, it would be subject to U.S. federal net income tax on its income, including any gain recognized on the disposition of its assets. In addition, if the asset were to involve U.S. real property, gain recognized on the disposition of the asset by a corporation generally would be subject to corporate-level tax, whether the corporation were a U.S. or a non-U.S. corporation.

U.S. Withholding Taxes

        Although each U.S. Holder is required to provide us with an IRS Form W-9, we nevertheless may be unable to accurately or timely determine the tax status of our unitholders for purposes of determining whether U.S. withholding applies to payments made by our company to some or all of our unitholders. In such a case, payments made by our company to U.S. Holders might be subject to U.S. "backup" withholding at the applicable rate or other U.S. withholding taxes. You would be able to treat as a credit your allocable share of any U.S. withholding taxes paid in the taxable year in which such withholding taxes were paid and, as a result, you might be entitled to a refund of such taxes from the IRS. In the event you transfer or otherwise dispose of some or all of your units, special rules might apply for purposes of determining whether you or the transferee of such units were subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units or entitled to refunds of any such taxes withheld. See below "Administrative Matters — Certain Effects of a Transfer of Units". You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

Transferor/Transferee Allocations

        Our company may allocate items of income, gain, loss and deduction using a monthly convention, whereby any such items recognized in a given month by our company are allocated to our unitholders as of a specified date of such month. As a result, if you transfer your units, you might be allocated income, gain, loss and deduction realized by our company after the date of the transfer. Similarly, if you acquire additional units, you might be allocated income, gain, loss and deduction realized by our company prior to your ownership of such units.

        Section 706 of the U.S. Internal Revenue Code generally governs allocations of items of partnership income and deductions between transferors and transferees of partnership interests, and the Treasury Regulations provide a safe harbor allowing a publicly traded partnership to use a monthly simplifying convention for such purposes. However, it is not clear that our company's allocation method complies with the requirements. If our company's convention were not permitted, the IRS might contend that our company's taxable income or losses must be reallocated among our unitholders. If such a contention were sustained, your tax liabilities might be adjusted to your detriment. The BBU General Partner is authorized to revise our company's method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

Certain Reporting Requirements

        A U.S. Holder who invests more than $100,000 in our company may be required to file IRS Form 8865 reporting the investment with such U.S. Holder's U.S. federal income tax return for the year that includes the date of the investment. You may be subject to substantial penalties if you fail to comply with this and other information reporting requirements with respect to an investment in our units. You should consult your own tax adviser regarding such reporting requirements.

U.S. Taxation of Tax-Exempt U.S. Holders of Our Units

        Income recognized by a U.S. tax-exempt organization is exempt from U.S. federal income tax except to the extent of the organization's unrelated business taxable income ("UBTI"). UBTI is defined generally as any gross income derived by a tax-exempt organization from an unrelated trade or business that it regularly carries on, less the deductions directly connected with that trade or business. In addition, income arising from a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) that holds operating assets or is otherwise engaged in a trade or business generally will constitute UBTI. Notwithstanding the foregoing, UBTI generally does not include any dividend income, interest income, certain other categories of passive income or capital gains realized by a tax-exempt organization, so long as such income is not "debt-financed", as discussed below. The BBU General Partner currently believes that our company should not be regarded as engaged in a trade or business, and anticipates that any operating assets held by our company will be held through entities that are treated as corporations for U.S. federal income tax purposes.

        The exclusion from UBTI does not apply to income from "debt-financed property", which is treated as UBTI to the extent of the percentage of such income that the average acquisition indebtedness with respect to the property bears to the average tax basis of the property for the taxable year. If an entity treated as a partnership for U.S. federal income tax purposes incurs acquisition indebtedness, a tax-exempt partner in such partnership will be deemed to have acquisition indebtedness equal to its allocable portion of such acquisition indebtedness. If any such indebtedness were used by our company or by the Holding LP to acquire property, such property generally would constitute debt-financed property, and any income from or gain from the disposition of such debt-financed property allocated to a tax-exempt organization generally would constitute UBTI to such tax-exempt organization. In addition, even if such indebtedness were not used either by our company or by the Holding LP to acquire property but were instead used to fund distributions to our unitholders, if a tax-exempt organization subject to taxation in the United States were to use such proceeds to make an investment outside our company, the IRS might assert that such investment constitutes debt-financed property to such unitholder with the consequences noted above. Our company and the Holding LP currently do not have any outstanding indebtedness used to acquire property, and the BBU General Partner does not believe that our company or the Holding LP will generate UBTI attributable to debt-financed property in the future. Moreover, the BBU General Partner intends to use commercially reasonable efforts to structure our activities to avoid generating UBTI. However, neither our company nor the Holding LP is prohibited from incurring indebtedness, and no assurance can be provided that neither our company nor the Holding LP will generate UBTI attributable to debt-financed property in the future. Tax-exempt U.S. Holders should consult their own tax advisers regarding the tax consequences of an investment in our units.

Consequences to Non-U.S. Holders

Holding of Units and Other Considerations

        Based on our organizational structure, as well as our company's expected income and assets, the BBU General Partner currently believes that our company is unlikely to earn income treated as effectively connected with a U.S. trade or business, including effectively connected income attributable to the sale of a "United States real property interest", as defined in the U.S. Internal Revenue Code. Moreover, the BBU General Partner intends to use commercially reasonable efforts to structure our activities to avoid the realization by our company and the Holding LP of income treated as effectively connected with a U.S. trade or business. If, as anticipated, our company is not treated as engaged in a U.S. trade or business or as deriving income which is treated as effectively connected with a U.S. trade or business, and provided that a Non-U.S. Holder is not itself engaged in a U.S. trade or business, then such Non-U.S. Holder generally will not be subject to U.S. tax return filing requirements solely as a result of owning our units and generally will not be subject to U.S. federal income tax on its allocable share of our company's interest and dividends from non-U.S. sources or gain from the sale or other disposition of securities or real property located outside of the United States.

        However, there can be no assurance that the law will not change or that the IRS will not deem our company to be engaged in a U.S. trade or business. If, contrary to the BBU General Partner's expectations, our company is treated as engaged in a U.S. trade or business, then a Non-U.S. Holder generally would be required to file a U.S. federal income tax return, even if no effectively connected income were allocable to it. If our company were to have income treated as effectively connected with a U.S. trade or business, then a Non-U.S. Holder would be required to report that income and would be subject to U.S. federal income tax at the regular graduated rates. In addition, our company might be required to withhold U.S. federal income tax on such Non-U.S. Holder's distributive share of such income. A corporate Non-U.S. Holder might also be subject to branch profits tax at a rate of 30%, or at a lower treaty rate, if applicable. Finally, if our company were treated as engaged in a U.S. trade or business, a portion of any gain realized by a Non-U.S. Holder upon the sale or exchange of its units could be treated as income effectively connected with a U.S. trade or business and therefore subject to U.S. federal income tax at the regular graduated rates.

        In general, even if our company is not engaged in a U.S. trade or business, and assuming you are not otherwise engaged in a U.S. trade or business, you will nonetheless be subject to a withholding tax of 30% on the gross amount of certain U.S.-source income which is not effectively connected with a U.S. trade or business. Income subjected to such a flat tax rate is income of a fixed or determinable annual or periodic nature, including dividends and certain interest income. Such withholding tax may be reduced or eliminated with respect to certain types of income under an applicable income tax treaty between the United States and your country of residence or under the "portfolio interest" rules or other provisions of the U.S. Internal Revenue Code, provided that you provide proper certification as to your eligibility for such treatment. Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an applicable IRS Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our investors for purposes of establishing whether reduced rates of withholding apply to some or all of our investors. In such a case, your allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Further, if you would not be subject to U.S. tax based on your tax status or otherwise were eligible for a reduced rate of U.S. withholding, you might need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which could include the filing of a non-resident U.S. federal income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if you reside in a treaty jurisdiction which does not treat our company as a pass-through entity, you might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. In the event you transfer or otherwise dispose of some or all of your units, special rules may apply for purposes of determining whether you or the transferee of such units are subject to U.S. withholding taxes in respect of income allocable to, or distributions made on account of, such units or entitled to refunds of any such taxes withheld. See "— Administrative Matters — Certain Effects of a Transfer of Units" below. You should consult your own tax adviser regarding the treatment of U.S. withholding taxes.

        Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in our company in connection with its U.S. business, (c) a PFIC or (d) a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your own tax adviser regarding the application of these special rules.

Taxes in Other Jurisdictions

        Based on our expected method of operation and the ownership of our operating businesses indirectly through corporate Holding Entities, we do not expect any unitholder, solely as a result of owning our units, to be subject to any additional income taxes imposed on a net basis or additional tax return filing requirements in any jurisdiction in which we conduct activities or own property. However, our method of operation and current structure may change, and there can be no assurance that, solely as a result of owning our units, you will not be subject to certain taxes, including non-U.S., state and local income taxes, unincorporated business taxes and estate, inheritance or intangible taxes imposed by the various jurisdictions in which we do business or own property now or in the future, even if you do not reside in any of these jurisdictions. Consequently, you may also be required to file non-U.S., state and local income tax returns in some or all of these jurisdictions. Further, you may be subject to penalties for failure to comply with these requirements. It is your responsibility to file all U.S. federal, state, local and non-U.S. tax returns that may be required of you.

        Income or gain from assets held by our company may be subject to withholding or other taxes in jurisdictions outside the United States, except to the extent an income tax treaty applies. If you wish to claim the benefit of an applicable income tax treaty, you might be required to submit information to one or more of our company, an intermediary or a tax authority in such jurisdiction. You should consult your own tax adviser regarding the U.S. federal, state, local and non-U.S. tax consequences of an investment in our company.

Administrative Matters

Information Returns and Audit Procedures

        We have agreed to use commercially reasonable efforts to furnish to you, within 90 days after the close of each calendar year, U.S. tax information (including IRS Schedule K-1) which describes on a U.S. dollar basis your share of our company's income, gain, loss and deduction for our preceding taxable year. However, providing this U.S. tax information to our unitholders will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from lower-tier entities. It is therefore possible that, in any taxable year, you will need to apply for an extension of time to file your tax returns. In addition, unitholders that do not ordinarily have U.S. federal tax filing requirements will not receive a Schedule K-1 and related information unless such unitholders request it within 60 days after the close of each calendar year. In preparing this U.S. tax information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

        Our company may be audited by the IRS. Adjustments resulting from an IRS audit could require you to adjust a prior year's tax liability and result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our company's tax returns, as well as those related to our company's tax returns. Under the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes an audit adjustment to our income tax returns, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from our company instead of unitholders (as under prior law). We may be permitted to elect to have the BBU General Partner and our unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit. However, there can be no assurance that we will choose to make such election or that it will be available in all circumstances. If we do not make the election, we may be required to pay taxes, penalties or interest as a result of an audit adjustment. As a result, our current unitholders might bear some or all of the cost of the tax liability resulting from such audit adjustment, even if our current unitholders did not own our units during the taxable year under audit. The foregoing considerations also apply with respect to our company's interest in the Holding LP. These rules do not apply to our company or the Holding LP for taxable years beginning on or before December 31, 2017.

        For taxable years beginning on or before December 31, 2017, the BBU General Partner will act as our company's "tax matters partner". As the tax matters partner, the BBU General Partner will have the authority, subject to certain restrictions, to act on behalf of our company in connection with any administrative or judicial review of our company's items of income, gain, loss, deduction or credit. For taxable years beginning after December 31, 2017, a "partnership representative" designated by our company will have the sole authority to act on behalf of our company in connection with such administrative or judicial review. In particular, our partnership representative will have the sole authority to bind both our former and current unitholders and to make certain elections on behalf of our company pursuant to the Bipartisan Budget Act of 2015.

        The application of the Bipartisan Budget Act of 2015 to our company and our unitholders is uncertain and remains subject to Treasury Regulations and IRS guidance yet to be issued. You should consult your own tax adviser regarding the implications of the Bipartisan Budget Act of 2015 for an investment in our units.

Tax Shelter Regulations and Related Reporting Requirements

        If we were to engage in a "reportable transaction", we (and possibly our unitholders) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or "transaction of interest", or that it produces certain kinds of losses in excess of $2 million (or, in the case of certain foreign currency transactions, losses in excess of $50,000). An investment in our company may be considered a "reportable transaction" if, for example, our company were to recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Certain of these rules are unclear, and the scope of reportable transactions can change retroactively. Therefore, it is possible that the rules may apply to transactions other than significant loss transactions.

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you might be subject to significant accuracy-related penalties with a broad scope, for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and in the case of a listed transaction, an extended statute of limitations. We do not intend to participate in any reportable transaction with a significant purpose to avoid or evade tax, nor do we intend to participate in any listed transactions. However, no assurance can be provided that the IRS will not assert that we have participated in such a transaction.

        You should consult your own tax adviser concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the disposition of our units.

Taxable Year

        Our company uses the calendar year as its taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Constructive Termination

        Our company will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our units within a 12-month period. A constructive termination of our company would result in the close of its taxable year for all unitholders. If a unitholder reports on a taxable year other than a fiscal year ending on our company's year-end, and the unitholder is otherwise subject to U.S. federal income tax, the closing of our company's taxable year may result in more than 12 months of our company's taxable income or loss being includable in such unitholder's taxable income for the year of the termination. We would be required to make new tax elections after a termination, including a new Section 754 Election. A constructive termination could also result in penalties and other adverse tax consequences if we were unable to determine that the termination had occurred. Moreover, a constructive termination might either accelerate the application of, or subject our company to, any tax legislation enacted before the termination.

Withholding and Backup Withholding

        For each calendar year, we will report to you and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. The proper application to our company of the rules for withholding under Sections 1441 through 1446 of the U.S. Internal Revenue Code (applicable to certain dividends, interest and amounts treated as effectively connected with a U.S. trade or business, among other items) is unclear. Because the documentation we receive may not properly reflect the identities of unitholders at any particular time (in light of possible sales of our units), we may over-withhold or under-withhold with respect to a particular unitholder. For example, we may impose withholding, remit such amount to the IRS and thus reduce the amount of a distribution paid to a Non-U.S. Holder. It may be the case, however, that the corresponding amount of our income was not properly allocable to such holder, and the appropriate amount of withholding should have been less than the actual amount withheld. Such Non-U.S. Holder would be entitled to a credit against the holder's U.S. federal income tax liability for all withholding, including any such excess withholding. However, if the withheld amount were to exceed the holder's U.S. federal income tax liability, the holder would need to apply for a refund to obtain the benefit of such excess withholding. Similarly, we may fail to withhold on a distribution, and it may be the case that the corresponding income was properly allocable to a Non-U.S. Holder and that withholding should have been imposed. In such case, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne indirectly by all unitholders on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant Non-U.S. Holder).

        Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless: (i) you are an exempt recipient and demonstrate this fact when required; or (ii) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax, and otherwise comply with the applicable requirements of the backup withholding tax rules. A U.S. Holder that is exempt should certify such status on a properly completed IRS Form W-9. A Non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund from the IRS, provided you supply the required information to the IRS in a timely manner.

        If you do not timely provide our company, or the applicable nominee, broker, clearing agent or other intermediary, with an IRS Form W-9 or applicable IRS Form W-8, as applicable, or such form is not properly completed, then our company may become subject to U.S. backup withholding taxes in excess of what would have been imposed had our company or the applicable intermediary received properly completed forms from all unitholders. For administrative reasons, and in order to maintain the fungibility of our units, such excess U.S. backup withholding taxes, and if necessary similar items, may be treated by our company as an expense that will be borne indirectly by all unitholders on a pro rata basis (e.g., since it may be impractical for us to allocate any such excess withholding tax cost to the unitholders that failed to timely provide the proper U.S. tax forms).

Foreign Account Tax Compliance

        The Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act of 2010 ("FATCA") impose a 30% withholding tax on "withholdable payments" made to a "foreign financial institution" or a "non-financial foreign entity", unless such financial institution or entity satisfies certain information reporting or other requirements. Withholdable payments include certain U.S.-source income, such as interest, dividends and other passive income. Beginning January 1, 2019, withholdable payments also include gross proceeds from the sale or disposition of property that can produce U.S.-source interest or dividends. The BBU General Partner intends to ensure that our company complies with FATCA, including by entering into an agreement with the IRS if necessary, so as to ensure that the 30% withholding tax does not apply to any withholdable payments received by our company, the Holding LP, the Holding Entities, or the operating businesses. Nonetheless, the 30% withholding tax may also apply to your allocable share of distributions attributable to withholdable payments, unless you properly certify your FATCA status on an applicable IRS Form W-8 or an IRS Form W-9 (as applicable) and satisfy any additional requirements under FATCA.

        In compliance with FATCA, information regarding certain unitholders' ownership of our units may be reported to the IRS or to a non-U.S. governmental authority. FATCA remains subject to modification by an applicable intergovernmental agreement between the United States and another country, such as the agreement in effect between the United States and Bermuda for cooperation to facilitate the implementation of FATCA, or by future Treasury Regulations or guidance. You should consult your own tax adviser regarding the consequences under FATCA of an investment in our units.

Information Reporting with Respect to Foreign Financial Assets

        Under Treasury Regulations, U.S. individuals that own "specified foreign financial assets" with an aggregate fair market value exceeding either $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year generally are required to file an information report with respect to such assets with their tax returns. Significant penalties may apply to persons who fail to comply with these rules. Specified foreign financial assets include not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. These information reporting requirements also apply to U.S. corporations, partnerships, and trusts formed or availed of for purposes of holding, directly or indirectly, specified foreign financial assets. The failure to report information required under the current regulations could result in substantial penalties and in the extension of the statute of limitations with respect to federal income tax returns filed by you. You should consult your own tax adviser regarding the possible implications of these Treasury Regulations for an investment in our units.

Certain Effects of a Transfer of Units

        Our company may allocate items of income, gain, loss, deduction and credit using a monthly convention, whereby any such items recognized in a given month by our company are allocated to our unitholders as of a specified date of such month. Any U.S. withholding taxes applicable to dividends received by the Holding LP (and, in turn, our company) generally will be withheld by our company only when such dividends are paid. Because our company generally intends to distribute amounts received in respect of dividends shortly after receipt of such amounts, it is generally expected that any U.S. withholding taxes withheld by our company on such amounts will correspond to our unitholders who were allocated income and who received the distributions in respect of such amounts. The Holding LP may acquire debt obligations or other securities for which the accrual of interest or income thereon is not matched by a contemporaneous receipt of cash. Any such accrued interest or other income would be allocated pursuant to such monthly convention. Consequently, our unitholders may recognize income in excess of cash distributions received from our company, and any income so included by a unitholder would increase the basis such unitholder has in our units and would offset any gain (or increase the amount of loss) realized by such unitholder on a subsequent disposition of its units. In addition, U.S. withholding taxes generally would be withheld by our company only on the payment of cash in respect of such accrued interest or other income, and, therefore, it is possible that some unitholders would be allocated income which might be distributed to a subsequent unitholder, and such subsequent unitholder would be subject to withholding at the time of distribution. As a result, the subsequent unitholder, and not the unitholder who was allocated income, would be entitled to claim any available credit with respect to such withholding.

        The Holding LP owns and will continue to own certain Holding Entities and operating businesses organized in non-U.S. jurisdictions, and income and gain from such entities and businesses may be subject to withholding and other taxes in such jurisdictions. If any such non-U.S. taxes were imposed on income allocable to a U.S. Holder, and such holder were thereafter to dispose of its units prior to the date distributions were made in respect of such income, under applicable provisions of the U.S. Internal Revenue Code and Treasury Regulations, the unitholder to whom such income was allocated (and not the unitholder to whom distributions were ultimately made) would, subject to other applicable limitations, be the party permitted to claim a credit for such non-U.S. taxes for U.S. federal income tax purposes. Thus a unitholder may be affected either favorably or adversely by the foregoing rules. Complex rules may, depending on a unitholder's particular circumstances, limit the availability or use of foreign tax credits, and you are urged to consult your own tax adviser regarding all aspects of foreign tax credits.

Nominee Reporting

        Persons who hold an interest in our company as a nominee for another person may be required to furnish to us:

  (i)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (ii)
  whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization, or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity;

  (iii)
  the amount and description of units held, acquired, or transferred for the beneficial owner; and

  (iv)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions may be required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold, or transfer for their own account. A penalty of $250 per failure (as adjusted for inflation), up to a maximum of $3,000,000 per calendar year (as adjusted for inflation), generally is imposed by the U.S. Internal Revenue Code for the failure to report such information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.

New Legislation or Administrative or Judicial Action

        The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You should be aware that the U.S. federal income tax rules, particularly those applicable to partnerships, are constantly under review (including currently) by the Congressional tax-writing committees and other persons involved in the legislative process, the IRS, the Treasury Department and the courts, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations, any of which could adversely affect the value of our units and be effective on a retroactive basis. For example, changes to the U.S. federal tax laws and interpretations thereof could make it more difficult or impossible for our company to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, change the character or treatment of portions of our company's income (including changes that recharacterize certain allocations as potentially non-deductible fees), reduce the net amount of distributions available to our unitholders, or otherwise affect the tax considerations of owning our units. Such changes could also affect or cause our company to change the way it conducts its activities and adversely affect the value of our units.

        Our company's organizational documents and agreements permit the BBU General Partner to modify our company's limited partnership agreement from time to time, without the consent of our unitholders, to elect to treat our company as a corporation for U.S. federal tax purposes, or to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

        THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO OUR COMPANY AND UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH UNITHOLDER, AND IN REVIEWING THIS PROSPECTUS SUPPLEMENT THESE MATTERS SHOULD BE CONSIDERED. EACH UNITHOLDER SHOULD CONSULT ITS OWN TAX ADVISER WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN OUR UNITS.

EXPENSES

        The expenses of the Offering, not including the Underwriters' fee, are estimated to be $900,000 and are payable by us, as set forth below:

SEC and other registration fees	$50,000
NYSE and TSX listing fees	250,000
FINRA fees	225,500
Transfer agent fees	4,500
Printing and engraving costs	10,000
Legal fees and expenses	250,000
Accounting fees and expenses	100,000
Miscellaneous	10,000

Total	$900,000

LEGAL MATTERS

        The validity of the Offered Units will be passed upon for us by Appleby (Bermuda) Limited, Bermuda counsel to our company. In connection with the issue and sale of the Offered Units, certain legal matters will be passed upon, on behalf of our company, by Torys LLP as to Canadian law, and U.S. federal and New York law, and, on behalf of the Underwriters, by Goodmans LLP as to Canadian law, and Skadden, Arps, Slate, Meagher & Flom LLP as to U.S. federal and New York law. As at the date of this Prospectus Supplement, the partners and associates of Appleby (Bermuda) Limited, Torys LLP and Goodmans LLP respectively, as a group, beneficially own, directly or indirectly, less than 1% of any outstanding class of securities of our company.

AUDITOR, TRANSFER AGENT AND REGISTRAR

        The consolidated financial statements incorporated by reference in this Prospectus Supplement and the effectiveness of Brookfield Business Partners L.P.'s internal control over financial reporting have been audited by Deloitte LLP, independent registered public accounting firm, as stated in its reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as experts in accounting and auditing.

        The transfer agent and registrar for the Units will be AST Trust Company (Canada) at its principal office in Toronto, Ontario, Canada.

Brookfield Business Partners L.P.

Limited Partnership Units

        Brookfield Business Partners L.P. (the "company") may, from time to time, issue and sell limited partnership units (the "Units"), and certain selling unitholders may sell Units, in one or more offerings pursuant to this prospectus.

        Each time Units are offered, the company will provide a prospectus supplement containing more specific information about the particular offering and attach it to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus.

        You should carefully read this prospectus and any accompanying prospectus supplement, together with the documents incorporated by reference, before you invest in the Units.

        The Units are traded on the New York Stock Exchange (the "NYSE") under the symbol "BBU" and the Toronto Stock Exchange (the "TSX") under the symbol "BBU.UN". The last reported sale price of the Units on September 1, 2017 was $30.65 per Unit on the NYSE and C$37.90 per Unit on the TSX.

        An investment in the Units involves a high degree of risk. See "Risk Factors" beginning on page 1.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.

The date of this prospectus is September 5, 2017.

ABOUT THIS PROSPECTUS	ii
WHERE YOU CAN FIND MORE INFORMATION	ii
DOCUMENTS INCORPORATED BY REFERENCE	iii
CAUTION REGARDING FORWARD-LOOKING INFORMATION	iv
SUMMARY	1
The Offer and Expected Timetable	1
The Company	1
RISK FACTORS	1
REASON FOR THE OFFER AND USE OF PROCEEDS	1
DESCRIPTION OF THE UNITS	1
PLAN OF DISTRIBUTION	2
SELLING UNITHOLDERS	3
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES	4
LEGAL MATTERS	4
EXPERTS	5
EXPENSES	5

        You should rely only on the information contained, or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by the company or on the company's behalf. The company has not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. References to this "prospectus" include documents incorporated by reference herein. See "Documents Incorporated by Reference." The company is not making an offer of these securities in any jurisdiction where an offer is not permitted and, therefore, this document may only be used where it is legal to offer these securities. The information in this prospectus or the documents incorporated by reference is accurate only as of the date on the front of such documents. Our business, financial condition, results of operations and prospects may have changed since then.

i

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that the company filed with the U.S. Securities and Exchange Commission (the "SEC") using a shelf registration process. Under this shelf registration process, the company may sell Units in one or more offerings. This prospectus provides you with a general description of the Units. Each time the company sells Units, the company will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

        Before you invest, you should read both this prospectus and any applicable prospectus supplement, together with additional information incorporated by reference and described under the heading "Documents Incorporated by Reference." This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You should refer to the registration statement and the exhibits to the registration statement for further information with respect to us and the securities that may be offered hereunder.

        Unless the context requires otherwise, when used in this prospectus, the terms "we," "us" and "our" refer to the company collectively with its subsidiary entities and operating entities.

        In this prospectus and any prospectus supplement, unless otherwise indicated, all dollar amounts and references to "$" or "US$" are to U.S. dollars, and all references to "C$" are to Canadian dollars.

WHERE YOU CAN FIND MORE INFORMATION

        The company is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable to "foreign private issuers" (as such term is defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")) and the company will fulfill its obligations with respect to these requirements by filing or furnishing reports with the SEC. In addition, the company is required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. Periodic reports and other information filed with the SEC may be inspected and copied at the SEC's Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding the company and other issuers that file electronically with the SEC. The address of the SEC internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that the company files with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com, the Canadian equivalent of the SEC's electronic document gathering and retrieval system. This information is also available on the company's website at www.bbu.brookfield.com. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of the company's service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281-1023.

        As a foreign private issuer, the company is exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and its officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of Units. In addition, the company is not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, the company intends to file with the SEC, as soon as practicable, and in any event within four months after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. The company also intends to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows the company to "incorporate by reference" into this prospectus certain documents that the company files with or furnishes to the SEC. This means that the company can disclose important information to you by referring to those documents. Any reports filed by the company with the SEC after the date of this prospectus and before the date that the offering of the Units by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

        The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference in this prospectus:

  1.
  the company's annual report on Form 20-F for the fiscal year ended December 31, 2016, dated March 9, 2017 and filed on March 10, 2017 on Form 20-F (the "Annual Report"), which includes the company's audited consolidated financial statements as at December 31, 2016 and 2015, and for the years ended December 31, 2016, 2015 and 2014 and related notes, together with the independent registered chartered accountants' report thereon; and

  2.
  the unaudited interim condensed consolidated financial statements and notes of the company as at June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016, and the management's discussion and analysis of the company for the three and six months ended June 30, 2017 and 2016, included as Exhibit 99.1 in the company's report on Form 6-K filed on August 11, 2017.

        All annual reports filed by the company with the SEC on Form 20-F and any Form 6-K filed or furnished by the company that is identified in such form as being incorporated by reference into the registration statement of which this prospectus forms a part, in each case, subsequent to the date of this prospectus and prior to the termination of this offering, are incorporated by reference into this prospectus as of the date of the filing of such documents. The company shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to the company, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to:

    Brookfield Business Partners L.P.
    Corporate Secretary
    73 Front Street, 5th Floor
    Hamilton HM 12
    Bermuda

        Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

 CAUTION REGARDING FORWARD-LOOKING INFORMATION

        This prospectus and the documents incorporated by reference in this prospectus contain certain "forward-looking statements" and "forward-looking information" within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements include statements that are predictive in nature, depend upon or refer to future events or conditions, include statements regarding our operations, business, financial condition, expected financial results, performance, prospects, opportunities, priorities, targets, goals, ongoing objectives, strategies and outlook, as well as the outlook for North American and international economies for the current fiscal year and subsequent periods, and include words such as "expects", "anticipates", "plans", "believes", "estimates", "seeks", "intends", "targets", "projects", "forecasts", "likely", or negative versions thereof and other similar expressions, or future or conditional verbs such as "may", "will", "should", "would" and "could".

        Although these forward-looking statements and information are based upon our beliefs, assumptions and expectations that we believe are reasonable, you should not place undue reliance on such forward-looking statements and information because they involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievement expressed or implied by such forward-looking statements and information. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward looking statements.

        Factors that could cause actual results to differ materially from those contemplated or implied by forward-looking statements include, but are not limited to: changes in the general economy; general economic and business conditions that could impact our ability to access capital markets and credit markets; the cyclical nature of most of our operations; exploration and development may not result in commercially productive assets; actions of competitors; foreign currency risk; our ability to derive fully anticipated benefits from future or existing acquisitions, joint ventures, investments or dispositions; actions or potential actions that could be taken by our co-venturers, partners, fund investors or co-tenants; risks commonly associated with a separation of economic interest from control; failure to maintain effective internal controls; actions or potential actions that could be taken by Brookfield Asset Management Inc. and any of its subsidiaries, other than us ("Brookfield"); the departure of some or all of Brookfield's key professionals; pending or threatened litigation; changes to legislation and regulations; operational and reputational risks; possible environmental liabilities and other contingent liabilities; our ability to obtain adequate insurance at commercially reasonable rates; our financial condition and liquidity; volatility in oil and gas prices; capital expenditures required in connection with finding, developing or acquiring additional reserves; downgrading of credit ratings and adverse conditions in the credit markets; changes in financial markets, foreign currency exchange rates, interest rates or political conditions; the impact of the potential break-up of political-economic unions (or the departure of a union member); the general volatility of the capital markets and the market price of our Units; and other factors described under "Risk Factors" in this prospectus and in the applicable prospectus supplement (including in the documents incorporated by reference herein and therein).

        Statements relating to "reserves" are deemed to be forward-looking statements as they involve the implied assessment, based on certain estimates and assumptions, that the reserves described herein can be profitably produced in the future.

        We caution that the foregoing list of important factors that may affect future results is not exhaustive. The forward-looking statements represent our views as of the date of this prospectus and the documents incorporated by reference herein and should not be relied upon as representing our views as of any date subsequent to such dates. While we anticipate that subsequent events and developments may cause our views to change, we disclaim any obligation to update the forward-looking statements, other than as required by applicable law. For further information on these known and unknown risks, please see "Risk Factors" in this prospectus and in the applicable prospectus supplement (including in the documents incorporated by reference herein and therein).

        The risk factors included in this prospectus, in the applicable prospectus supplement, and in the documents incorporated by reference herein and therein could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. We qualify any and all of our forward-looking statements and information by these risk factors. Please keep this cautionary note in mind as you read this prospectus, the applicable prospectus supplement, and the documents incorporated by reference herein and therein.

v

 SUMMARY

The Offer and Expected Timetable

        The company or selling unitholders may sell from time to time pursuant to this prospectus (as may be detailed in prospectus supplements) an indeterminate number of the Units. The actual per Unit price of the Units that the company will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer (see "Plan of Distribution" below).

        The Units are listed on the NYSE under the symbol "BBU" and the TSX under the symbol "BBU.UN".

The Company

        The company is a Bermuda exempted limited partnership that was established on January 18, 2016 under the provisions of the Exempted Partnerships Act 1992 of Bermuda and the Limited Partnership Act 1883 of Bermuda. The company's head and registered office is 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda, and the telephone number is +1.441.294.3309.

        The company was established by Brookfield to be its flagship public company for its business services and industrial operations. The company's operations are primarily located in Canada, Australia, Europe and the United States. The company's sole direct investment is a managing general partnership interest in Brookfield Business L.P. ("Holding LP"), which holds the company's business services and industrial operations assets through Holding LP's subsidiaries and operating entities. The spin-off of the company from Brookfield was completed on June 20, 2016.

RISK FACTORS

        An investment in the Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors incorporated by reference from the company's Annual Report, and the other information incorporated by reference in this prospectus, as updated by the company's subsequent filings with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act, which are incorporated herein by reference, and those described in the applicable prospectus supplement. For more information see "Where You Can Find More Information" and "Documents Incorporated by Reference."

REASON FOR THE OFFER AND USE OF PROCEEDS

        Unless the company states otherwise in the applicable prospectus supplement accompanying this prospectus, the company expects to use the net proceeds of the sale of Units by the company for general corporate purposes. The actual application of proceeds from the sale of any particular offering of Units covered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The company will not receive any proceeds from any sales of Units offered by a selling unitholder.

DESCRIPTION OF THE UNITS

        The Units are non-voting limited partnership interests in the company. The company's authorized capital consists of an unlimited number of Units. As of June 30, 2017, there were 51,845,298 Units outstanding (or 107,995,795 Units assuming the exchange of all of the redemption-exchange units of Holding LP beneficially held by Brookfield (the "Redemption-Exchange Units")). The Redemption-Exchange Units are subject to a redemption-exchange mechanism pursuant to which Units may be issued in exchange for Redemption-Exchange Units on a one for one basis. The Units are listed on the NYSE under the symbol "BBU" and on the TSX under the symbol "BBU.UN".

        For more detailed information on the Units and the limited partnership agreement of the company, see "Memorandum and Articles of Association—Description of our Units and our Limited Partnership Agreement" in the company's Annual Report and the other information incorporated by reference in this prospectus, as updated by the company's subsequent filings with the SEC that are incorporated herein by reference. Any material U.S. and Canadian federal income tax considerations related to the Units will be described in a prospectus supplement.

Withdrawal and Return of Capital Contributions

        Holders of the Units are not entitled to the withdrawal or return of capital contributions in respect of Units, except to the extent, if any, that distributions are made to such holders pursuant to the limited partnership agreement or upon the liquidation of the company as described in the Annual Report or as otherwise required by applicable law.

Priority

        Except to the extent expressly provided in the limited partnership agreement, a holder of Units will not have priority over any other holder of the Units, either as to the return of capital contributions or as to profits, losses or distributions.

No Pre-emptive and Redemption Rights

        Unless otherwise determined by the general partner of the company, in its sole discretion, holders of Units will not be granted any pre-emptive or other similar right to acquire additional interests in the company. In addition, holders of the Units do not have any right to have their Units redeemed by the company. At any time after two years from the date of the spin-off, holders of the Redemption-Exchange Units will have the right to require Holding LP to redeem all or a portion of the Redemption-Exchange Units for cash, subject to the company's right to acquire such interests (in lieu of redemption) in exchange for the issuance of the Units to such holders.

No Management or Control

        The company's limited partners, in their capacities as such, may not take part in the management or control of the activities and affairs of the company and do not have any right or authority to act for or to bind the company or to take part or interfere in the conduct or management of the company. Limited partners are not entitled to vote on matters relating to the company, although holders of the Units are entitled to consent to certain matters as described in the limited partnership agreement of the company which may be effected only with the consent of the holders of the percentages of outstanding Units specified in the partnership agreement. Each Unit shall entitle the holder thereof to one vote for the purposes of any approvals of holders of Units.

PLAN OF DISTRIBUTION

New Issues

        The company may sell Units to or through underwriters or dealers. The distribution of Units may be effected from time to time in one or more transactions at a negotiated fixed price or prices, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices. In connection with the sale of Units, underwriters may receive compensation from the company or from purchasers of Units for whom they may act as agents in the form of concessions or commissions.

        The prospectus supplement relating to Units will also set forth the terms of the offering of Units, including the names of any underwriters or dealers, the purchase price or prices of the offered Units, the offering price, the proceeds to the company from the sale of the offered Units, the underwriting discounts and commissions and any discounts, commissions and concessions allowed or reallowed or paid by any underwriter to other dealers.

        Under agreements which may be entered into by the company, underwriters and dealers who participate in the distribution of Units may be entitled to indemnification by the company against certain liabilities, including liabilities under securities legislation in several of the provinces and territories of Canada and in the United States, or to contribution with respect to payments which those underwriters or dealers may be required to make in respect thereof. Those underwriters and dealers may be customers of, engage in transactions with, or perform services for, the company in the ordinary course of business.

        The Units (other than a secondary offering as detailed below) will be a new issue of securities. Certain broker-dealers may make a market in the Units but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any broker-dealer will make a market in the Units or as to the liquidity of the trading market for the Units.

        In connection with any underwritten offering of Units, the underwriters or dealers may over-allot or effect transactions which stabilize or maintain the market price of the Units offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

Secondary Offerings

        This prospectus may also, from time to time, relate to an underwritten offering by one or more selling unitholders of its or their Units. Selling unitholder(s) may sell all or a portion of the Units beneficially owned by them and offered from time to time directly or through one or more underwriters or dealers. Unless otherwise specified in a prospectus supplement, the selling unitholder(s) will be responsible for underwriting discounts or commissions or agent's commissions. The selling unitholder(s) may sell its or their Units in one or more transactions at negotiated fixed prices, at prevailing market prices at the time of the sale, or at varying prices determined at the time of sale. These sales may be effected in transactions which may be structured as block trades or using any other method permitted pursuant to applicable laws, rules and regulations, as described in the applicable prospectus supplement.

        Underwriters or dealers may receive commissions in the form of discounts, concessions or commissions from the selling unitholder(s). In connection with sales of its Units or otherwise, selling unitholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Units in the course of hedging in positions they assume. The selling unitholder(s) may also sell its or their Units short and deliver Units covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling unitholder(s) may also loan or pledge the Units to broker-dealers that in turn may sell such Units.

SELLING UNITHOLDERS

        Information about selling unitholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings the company makes with the SEC under the Exchange Act and incorporated by reference.

 SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

        The company is organized under the laws of Bermuda. A substantial portion of the company's assets may be located outside of Canada and the United States and certain of its directors, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The company has expressly submitted to the jurisdiction of certain state and federal courts in New York and of the Ontario courts and have appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the company, the directors of the company's general partner or the experts named in this prospectus since a substantial portion of the company's assets and the assets of such persons may be located outside of Canada and the United States.

        The company has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the company, the company's directors or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the company, the directors of the company's general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would issue a final and conclusive judgment in personam in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the Canadian or U.S. judgment; (ii) the Canadian or U.S court did not contravene the rules of natural justice of Bermuda; (iii) the Canadian or U.S judgment was not obtained by fraud; (iv) the enforcement of the Canadian or U.S judgment would not be contrary to the public policy of Bermuda; (v) there is due compliance with the correct procedures under the laws of Bermuda.

        In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the company's Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Bermuda. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as, among other reasons, they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the company, the directors of the company's general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.

LEGAL MATTERS

        Unless otherwise specified in any applicable prospectus supplement, the validity of the Units and certain other legal matters with respect to the laws of Bermuda will be passed upon, on behalf of the company, by Appleby (Bermuda) Limited, Bermuda counsel to the company. As of the date hereof, the partners and associates of Appleby (Bermuda) Limited beneficially own, directly or indirectly, in aggregate, less than one percent of the company's securities.

 EXPERTS

        The consolidated financial statements, incorporated in this prospectus by reference from the company's Annual Report on Form 20-F, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 22 Adelaide Street West, Toronto, Ontario, M5H 0A9.

        The report on reserves data by McDaniel & Associates Consultants Ltd. ("McDaniel") and GLJ Petroleum Consultants ("GLJ"), our independent reserves evaluators in respect of our Canadian oil and gas assets, is incorporated by reference in this prospectus in reliance upon the consents of such firms, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Each of McDaniel and GLJ beneficially own, directly or indirectly, less than 1% of our Units.

        The report on reserves data by RISC Operations Pty Limited ("RISC"), our independent reserves evaluator in respect of our Austrlian oil and gas assets, is incorporated by reference in this prospectus in reliance upon the consent of such firm, which is filed as an exhibit to the registration statement of which this prospectus forms a part. RISC beneficially owns, directly or indirectly, less than 1% of our Units.

EXPENSES

        The following are the estimated expenses of the offering of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by the company.

SEC and other registration fees	$	*
NYSE and TSX listing fees		**
Blue sky fees and expenses		**
Transfer agent fees		**
Printing and engraving costs		**
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous		**

Total	$	**

*
The company is registering an indeterminate amount of securities under the registration statement of which this prospectus forms a part and in accordance with Rules 456(b) and 457(r), the company is deferring payment of all of the registration fee.

**
The applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities.

6,670,000 Limited Partnership Units

$200,100,000

Prospectus Supplement

September 20, 2017

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